                                                  Exhibit 99.3 Redemption Notice

                              NOTICE OF REDEMPTION
                                       OF
           12.25% SENIOR REDEEMABLE DISCOUNT NOTES DUE APRIL 15, 2004
                             (CUSIP NO. 25246 P AC9)

To the Holders of Record of
12.25% Senior Redeemable Discount Notes due April 15, 2004 of Nextel Communications, Inc.:

     NOTICE IS HEREBY GIVEN that, pursuant to the terms of the Indenture, dated as of April 25, 1994, between Nextel Communications, Inc. (as successor to Dial Call Communications, Inc.) (the "Company") and The Bank of New York, as trustee (the "Trustee"), as amended (the "Indenture"), the Company has elected to redeem the entire outstanding aggregate amount of its 12.25% Senior Redeemable Discount Notes due April 15, 2004 (the "Securities").

     The date fixed for redemption is December 30, 1999 (the "Redemption Date"). On the Redemption Date, the Securities will become due and payable at a redemption price equal to 107.125% of the principal amount thereof, plus accrued interest thereon to the Redemption Date (the "Redemption Price"). From and after the Redemption Date, the Securities will cease to bear interest unless the Company defaults in the payment of the Redemption Price and any accrued interest, in which case the principal and premium, if any, shall until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Security. Upon surrender of any Security for redemption as provided below, the Company will make payment to the holders of the Security at the Redemption Price.

     To receive payment of the Redemption Price for the Securities held by you, you must surrender your Securities to the Trustee at the following address:

          BY MAIL                  BY OVERNIGHT MAIL             BY HAND

    The Bank of New York          The Bank of New York     The Bank of New York
       P.O. Box 11265              101 Barclay Street       101 Barclay Street
    Church Street Station         Bond Redemption Unit     Bond Redemption Unit
Fiscal Agencies Dept. 101B 7E          Lobby Level              Lobby Level
     New York, NY 10286            New York, NY 10286       New York, NY 10286

     The method of delivery of the Securities to the Trustee is at your option and risk, but, if mail is used, registered mail is suggested. Payment of the Redemption Price will be remitted promptly following the Redemption Date and the receipt of the Securities by the Trustee.

     Under U.S. federal tax laws, paying agents making payment of interest or principal on corporate securities may be obligated to withhold a 31% tax from remittances to individuals who have failed to furnish the paying agent with a valid taxpayer identification number. Holders of the Securities who wish to avoid the application of these provisions should submit taxpayer identification numbers to the Trustee using Form W-9 when presenting Securities for payment.

      Holders of the Securities who have questions or who wish to discuss the redemption may contact The Bank of New York, 101 Barclay Street (21 West), Corporate Trust Administration - Michele Russo, New York, New York 10286,
(212) 815-5763.

                                          NEXTEL COMMUNICATIONS, INC.

November 30, 1999


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